Final Transcript
Exhibit 99.2
Final Transcript
Conference Call Transcript
SUP – Q1 2006 Superior Industries Earnings Conference Call
Event Date/Time: May. 04. 2006 / 1:00PM ET
CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries – CFO
CONFERENCE CALL PARTICIPANTS
Darren Kimball
Lehman Brothers – Analyst
Rob Hinchliffe
UBS – Analyst
Brandon Ferrell
KeyBanc Investments – Analyst
Chris Ceraso
Credit Suisse – Analyst
Michael Bruynesteyn
Prudential Equity – Analyst
Jennifer Wallace
Summer Street Capital – Analyst
Bruce Zedfar
Advisory Research – Analyst
Rob Nedwin
Royal Capital – Analyst
Jonathan Steinmetz
Morgan Stanley – Analyst
Adam Comora
EnTrust Cash – Analyst

PRESENTATION
Operator
Good day, everyone and welcome to the Superior Industries first quarter earnings teleconference. For opening remarks I’d like to turn the call over to Mr. Jeff Ornstein, please go ahead, sir.
Jeff Ornstein - Superior Industries – CFO
Thank you, good morning and good afternoon on the east coast. Any comments made in this webcast are subject to the Safe Harbor forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements.
Issues and uncertainties that are particular significance at this time relate to global competitive pricing, decline in production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to our 10-K for a complete write-up in this area. Now, that I’ve gotten the legal things out of the way.
Superior continued to make progress on our strategic transition plan during the first quarter of ‘06. And I can report that today, we have substantially completed the head count and production loading restructuring at two of our highest-cost U.S. plants.
We have implemented the previously announced 375-person head count reduction in Van Nuys, California, as well as a more modest head count reduction at our plant in Fayetteville, Arkansas. These two moves allow us to begin to streamline our U.S. operations cost structure while transferring production to our lower-cost Mexican plants.
As our new Mexican plant ramps up production this summer and fall, we will enter 2007 with a very different and improved production mix.
Capacity utilization rates in our U.S. factories remained low as General Motors and Ford continue to lose market share and SUV full-size trucks sales remain soft.
As difficult of an environment as this is to bring on new capacity, it is essential for the future profitability of Superior to add lower-cost capacity at this new plant in Mexico. We are accepting short-term break-even performance at low utilization rates in our U.S. plants in order to transition to a more profitable long-term – we are committed to our long-term strategic plan.
Steve Borick, our CEO and president, continues to explore low-cost geographical alternatives to our current way of doing business. We continue to explore manufacturing locations that can be fruitful for our company and lower our overall costs. In addition, other longer-term exploratory analysis has begun.
The sale of our Heber Springs, Arkansas aluminum suspension component business is progressing as planned. Multiple parties have an interest, a very active interest and negotiations continue. Final due diligence efforts are moving forward and we expect to identify a final buyer soon. A close this summer is being targeted.
Looking at our first quarter results, a 13% decline in wheel shipments required that we make serious production cuts. Shipments were down in our bread and butter programs, such as the GM T800, Ford F series, Expedition, and Explorer, and Jeep Grand Cherokee.
Several of our factories scheduled reduced work schedules and have planned shutdowns. And that manifests itself in either in reduced work days coupled with two-week closures in both the first and second quarter. This capacity under utilization along with higher raw material and utility costs in a lower selling price environment does not allow enough margin for the Company to be profitable.
Customer mix shifted business to non-Ford and GM customers. We held our percentage of DCX business at about 16.5% of our shipments and increased our international business to a record 14.2%. This means that GM and Ford are slightly under 70% as a percentage of our business. We continue to work aggressively to diversify our customer base as well as our product mix.
In the first quarter, we announced significant new and replacement business focused on passenger cars and crossover-type vehicles such as the Ford 500, Freestyle Crossover and Suburau vehicles. In the months ahead, we will continue to launch products supporting a higher mix of these type of vehicles. And this should help better balance our traditional heavy reliance on the full-size truck and SUV segment.

Final Transcript
Other factors impacting the quarter’s performance were the expensing of startup costs in our new Mexican plant and the accelerated depreciation in the Van Nuys plant. These expenses are a necessary part of our business realignment. In addition, much of the severance costs will be expensed in the second quarter.
Reviewing the other items on our income statement. Our joint venture in Hungary, plants contribution was reduced due to translating their results into dollars and the continued price pressures and lags in recovery of higher aluminum costs in our selling prices. In addition, the tax provision included a benefit of $900,000 related primarily to reversal of tax reserves as statutes expire.
Good news for a long-term franchise in aluminum wheels was the announcements of the Ford strategic supplier and GM’s sixth straight supplier of the year. In the case of Ford, this new initiative represents a new way of doing business in the future on a more collaborative basis. This as well as the GM award, confirms our position as the go-to company for our key customers. The impact of our realignment activity continues into the second quarter.
Our major programs continue their declines in the second quarter. We are forecasting an almost 10% decline in wheel shipments. The factory shutdowns, costs of terminating employees, startup costs in our new Mexican facility, higher raw material and utilities cost continue into the second quarter.
With globally competitive selling prices, and a longer term strategy to reduce costs, the Company is forecasting a break-even performance for the second quarter.
Now, I’d like to review the detail numbers. The wheel sales net dollars were 185 million. I’m sorry, $183,000,000, $525,000 compared to $202,144,000 a $1.00 decline of 9%.
Our income from continuing operations, $1.436 million or $0.05 cents per share compared to $10.973 million $0.41 per share.
Finally including everything net income was $0.04 a share at a $1.10 million compared to $9.891 million or $0.37 per share.
Our wheels that were shipped as I mentioned in the remarks were down 13%. Some of our customers were down but not quite as much. So clearly, our mix is hurting us and the slight losing of market share.
Our capacity utilization was decreased from the prior year. Our gross profit margins are down, our SG&A is well under control at 2.9% keeping in mind we did record our stock option expense which was not that significant, but significant as it relates to this percentage.
Our weighted average shares for the quarter was 26,613,000 and our actual shares were very close at 26,610,000. With a prior first quarter our weighted average 26,642,000 and our actual 26,621,000.
Depreciation for the first quarter was $10.733 million and that compares to $10.920 million. And we expect about $43 million for the year in depreciation.
Our capital expenses were very high at $27.268 million for the quarter. Mostly influenced by quite a bit of expenditure in our new Mexican plant compared to $17.472 million. And based on cash timing, et cetera, we’re still going to be in around the $50 million, maybe a little bit higher depending again on the timing of certain expenditures for plan 10.
Keep in mind, much of the expenditures are already committed, but many times you bring a machine in and it takes, could take as much as 90 days to actually make the cash payment to ensure that the machine is running and acceptable, et cetera.
Our interest income was higher as a result of higher rates, $1.488 million and our cash balance at the end of the year was $104.8 million, compared to $111.4 million the prior year and there are no longer any long-term, any cash in the long term investments. The final investment of cash that was in the long term is due within 12 months still got to reclassified to short term.
Reviewing the balance sheet, the balance sheets a little more complicated this time so we’ll go a little slower. The cash as I mentioned, $104.8. Accounts receivable, $135.7. Inventories at $109.2. And current other current assets at $11.5 million. And a new caption, which is current assets held for sale at $9.9 million. Total current assets of $371.1.

Final Transcript
Property plant and equipment net at $299 million, and investments at $51.5. Other assets at $7.5 million. And noncurrent assets held for sale would be $7.9 million for a total assets of $737 million.
Accounts payable, $64.2 million include expenses $39.6 million. Liabilities of those operations held for sale $11.8 million. Income taxes at $16.6 million. Total current liabilities $132.2 million.
No long-term debt. Other long-term liabilities of $31.2 million, shareholders’ equity at $573.6 million for a total liability and equity of $737 million.
That concludes my prepared remarks and I’d be prepared now to take questions and answers.
QUESTION AND ANSWER
Operator
Okay. [OPERATOR INSTRUCTIONS] And our first question will come from Darren Kimball of Lehman Brothers.
Darren Kimball - Lehman Brothers – Analyst
Hi, Jeff. I wanted to start maybe with a unit shipment question. The industry, the North American industry is about 4% or 5% in a quarter, the Big Three were up about 2% year-over-year.
And I was just wondering if you could maybe delve a little bit into the details of the gap between your down 13 and maybe the Big Three up 2 in terms of mix, sort of your net backlog, the timing of production versus shipments and anything else that you’d want to comment on.
Jeff Ornstein - Superior Industries – CFO
I mean, the story that I’ve found in reviewing the variance, if you will, between overall production numbers and Superior numbers, why in the concentration that we have on these, what I called in the comments bread and butter programs and just going over them again as they look through our lineup, the F-series was down pretty substantially.
The Explorer was down pretty substantially. The Expedition was done pretty substantially, the Grand Cherokee was down big-time over first quarter a year ago. GM T800 was down as some of the launches aren’t starting until later in the year. The Denali Escalade which is part of the 900 is down.
So, there was a clearly a mix situation within that, within those numbers. If you look at light trucks as opposed to pass cars, I believe you’ll find they were down pretty substantially compared to those numbers you just cited.
Darren Kimball - Lehman Brothers – Analyst
Okay. You did mention that there might have been a slight loss of market share. Can you say anything more about that? I mean, that’s –
Jeff Ornstein - Superior Industries – CFO
We’ve been saying right along that we’re just not going to accept carte blanche all programs. I think we’ve said in the past, for example, where we had primarily most of the GM T800 business, there’s some of that business we no longer have. As a result of unacceptable pricing to Superior.
And those are programs where the prices were so unreasonable that we didn’t feel as though we should sign up, sign up for contracts that had a built-in negative, negative, you know, return. And so, yeah, we’ve lost some business.
At the same time, we gained some business. We announced that we took over some of the [inaudible] business, some of that’s just starting up. We announced additional awards.
So we’re clearly, still have a large segment of Ford and GM business, but there have been some individual losses here or there where there, have come to us with an unreasonable price and they’ve resourced it.
As you know, a lot of that is yet to be, yet to be realized from the part, from the point of view of the customer. A lot of business this fall will be turning over to other suppliers. And whether they can execute, whether some of that will ultimately have to come back to Superior is unknown. But we’re not counting on it.

Darren Kimball - Lehman Brothers – Analyst
Okay. I also wanted to ask a second question, maybe it has a couple of parts regarding the second quarter. Just first of all, can you give us a sense of how much severance will be impacting your second quarter?
Jeff Ornstein - Superior Industries – CFO
I disclosed a million two of Van Nuys severance. And you probably have to add to that Fayetteville which we haven’t really announced because it was really kind of a cut-back as opposed to a realignment. We’re just cutting that plant down to a much lower level of production.
So, it’s difficult to put our hands on exact numbers. But, you know, I would say $2 million, perhaps of severance and those kinds of things.
Darren Kimball - Lehman Brothers – Analyst
Okay. And that’s in your break-even comment. The other thing I wanted to ask you about is, is aluminum and also energy costs on the aluminum front. You know, the lag that there may be between when you incur higher costs and when you get paid back. How does that impact the 2006 as you see it?
Jeff Ornstein - Superior Industries – CFO
Well, I think you should be giving the remarks. You basically put your hand on it. As you know in the past, we buy aluminum and try to match it as closely as possible to customer pricing changes.
We’ve had a period where we’ve had just precipitous spike in aluminum and it’s just impossible to match our purchases with the spike in aluminum and get our customers formula to change rapidly. So, as a result we find ourselves in a situation more so in our Hungarian operation because some of the European formulas are a little slower. With a little bit of a lag.
Now, I don’t normally comment on that because it’s normally pretty insignificant. But when you’re at a lower margin level as we are now, it becomes more significant both in the utility side where we saw some electrical rates go up, and gas as you know is going up, some of our fix contracts coming off.
And some of that lag in aluminum whereas before it might have been $0.03 or $0.04 or $0.02 a share I would never comment on. But as each of these factors add up and then present the break even analysis so that the margins aren’t that good to start with, because of lower selling prices, It’s important to put this in perspective and understand how those prices will adjust. They will come up. That selling prices, that is, will come up as these formulas get adjusted.
So there could potentially be a little bit of a catch-up in the second half of the year. Assuming that aluminum doesn’t continue to go up. If aluminum stabilizes somewhat, we’ll get the benefit back a little bit of the selling prices adjustment. If it were to come down, we might see a little bit of a favorable situation but it’s short-term in nature.
Darren Kimball - Lehman Brothers – Analyst
Okay. So, I don’t want to hog up the call. So just the last thing if you could comment on. Maybe what you have a projection for how much your energy costs will be up in 2006 over 2005? Thank you.
Jeff Ornstein - Superior Industries – CFO
I figure that right now, it’s a good question. I would say it’s something we will look into.
I’ve said in the past that energy is about a 5% component of our cost of goods sold. Gas is about half of that. And gas might be in some cases going up, might be, gas might be going up as much as 50%, 60%, 70% in some spots.
A rough estimate could be we’ve got impacted by a million dollars in the first quarter as a result of higher energy costs. And that’s just a real rough estimate. Thank you, Darrin.
Matt?
Operator
Okay. And our next question comes from Rob Hinchliffe from UBS.
Rob Hinchliffe - UBS – Analyst
Thanks. Hi, Jeff.

Jeff Ornstein - Superior Industries — CFO
Hi, Rob.
Rob Hinchliffe - UBS — Analyst
I guess just really a couple. Thinking of the Mexican plant in your press release, it sounded I think maybe more optimistic than I recall in the past. Kind of like you were thinking some of the - as you cut cost – you could keep some of that cost savings, and bring to it the bottom line. Do you think that’s starting to look that way and that the pricing pressure will ease and you’ll be able to do that?
Jeff Ornstein - Superior Industries – CFO
Yes. As we look out, talking about looking a little longer term now as that Mexican plant comes up to, up to production rates –
Rob Hinchliffe - UBS – Analyst
Seven, I guess.
Jeff Ornstein - Superior Industries – CFO
I don’t think we’ve ever backed off of that position. I don’t think we’ve ever been less than enthusiastic or optimistic about the position that the cost program that we have in place, that is, to rationalize our capacity, get it into lower cost areas will provide a much better result for the Company and I don’t think we’ve ever backed off of that optimistic position.
I think when a company’s in the struggles of doing that, it’s often because the results aren’t as good. And historically, you know me, I’ve been here 22 years, I’ve always been able to report wonderful results. It’s just a difficult time.
So if we sound less than optimistic, it’s because we’re struggling through the execution of making sure what happens happens. And let me tell you, you know, laying off not quite 400 people here in our corporate offices factory is a gut-wrenching sort of a thing to march 375 employees into a personnel office and tell them they no longer have a job.
So if our tone is less than optimistic, it’s only because of that, because we’re going through a very difficult time. But yes, we definitely believe that once we get this thing reorganized, that our Mexican plants do yield profitability not like historical levels, but certainly much greater than we see today.
Rob Hinchliffe - UBS – Analyst
Okay. That makes sense.
Jeff Ornstein - Superior Industries – CFO
And again, Steve has commented pretty strongly when he was in New York, that we believe prices are not sustainable any longer reduced over the longer term. This is, we are at globally competitive prices.
And that’s the communication we are giving to our customers. We’re working very, very diligently with them as he mentioned on technical savings and just for those who don’t understand that, that means that we find a cost-saving idea that doesn’t come out of our bottom line that saves both the customer and ourselves by removing a cost for both of us.
Rob Hinchliffe - UBS – Analyst
So just to summarize that, you think you could take current price levels into the Mexican plant, and the cost savings is the benefit you get to keep all that?
Jeff Ornstein - Superior Industries – CFO
I have the evidence of that because I have two plants in Mexico today at – when they’re running at reasonable capacity rates, perform exceptionally well. And I’ll leave that characterization right there as opposed to try to quantify it.
Rob Hinchliffe - UBS – Analyst
Okay. Thinking of break even in Q2, how long do these I guess the launch costs for the Mexican plant and these sort of things that are flowing through the numbers last? This Q2 the last quarter for that or we’ll see that all year?
Jeff Ornstein - Superior Industries – CFO
Well, I think quarter three will continue to show a little bit of startup because you’re not having many shipments. I think it will start to turn around in Q4 in terms of the startup in Mexico.

Rob Hinchliffe - UBS – Analyst
Okay. Do you think, Q3 last year, I guess you lost a couple of cents. Do you think this year will be in the black or break-even or slightly in the red for the year or is it too early to tell?
Jeff Ornstein - Superior Industries – CFO
It’s a good question but we’re not going to give a forecast any further than one quarter out as you know. It’s just, the environment is too difficult right now.
Rob Hinchliffe - UBS – Analyst
Okay. I’ll stop there. Thank you, Jeff.
Operator
And our next question comes from Brett Hoselton of KeyBanc Investments.
Brandon Ferrell - KeyBanc Investments – Analyst
Hi, guys. This is Brandon Ferrell for Brett. I was wondering, you guys talked about the GM T800 in the quarter. What kind of positive impacts did you get from the 900 in the quarter, and how do you see that playing out for the rest of the year?
Jeff Ornstein - Superior Industries – CFO
Yes. The positive impact of some of the 900 startups tended for us at least to offset some of the weakness in the 800 going, falling out.
Keep in mind that the pickup trucks have not launched [inaudible] particularly there’s a model of th Z71 which we’re on and it won’t start until later in the year. So we haven’t gotten the benefit net of the 900 yet. We expect that that should be a good increase, incremental line for us as the second half of the year gets on.
Brandon Ferrell - KeyBanc Investments – Analyst
Okay. And this is kind of a theoretical question. Many people might suggest that a wheel that’s manufactured in the U.S. may not be cost competitive with one from China. And that may suggest that you guys may need to shift additional capacity to Mexico beyond what you’re already doing.
Given that you guys have spent probably $100 million to move 2.5 million units to Mexico, and let’s say you’ve got 7 million left in the U.S., would this maybe imply roughly let’s say $250 million of additional CapEx that you may need to undertake.
And if you decided to do that, how would you pursue that action? Would you be willing to leverage up the balance sheet or would it be a combination of debt and cash, and how do you see yourself going about doing that, maybe?
Jeff Ornstein - Superior Industries – CFO
Well, I hesitate to answer theoretical questions. But I think we’re on a course that says that we need to rationalize, I like to use that word, our U.S. capacity. It’s just, you’re right, it’s just too high. And how that unfolds over the next couple of years is very difficult to discuss in detail. We’re talking about a lot of people’s jobs, et cetera.
Keep in mind that as we reduce, for example, plants in the U.S., there will be equipment that will be very worthwhile. And that’s one of the kind of disciplines that we’re going to have to develop here at the Company that we haven’t had to do before which is moving the equipment, utilization of existing equipment.
I’m not trying to back away from your question. I would say one, we have existing equipment that can be used in these lower-cost regions and as you go out further, I wouldn’t necessarily point to Mexico as the only possible manufacturing location.
So, A; we can use some of the existing equipment we have because some of it’s really good. And modern and very useful.
And, B; it’s really premature to start talking about that as we still are $100 million on the balance sheet of cash and as our Mexican plant starts to finish we’re going to be a cash generator again. We have a large [inaudible] earnings start to improve as well. So we still feel like we don’t have any plans that show any huge amounts of debt.
Brandon Ferrell - KeyBanc Investments – Analyst
Okay.
Jeff Ornstein - Superior Industries – CFO

We’ll leave it at that.
Brandon Ferrell - KeyBanc Investments – Analyst
So it’s safe to assume if you were to move that capacity somewhere else geographically, that the expenditure that would need to take place would probably not be at the same level as those they’ve been with Mexico?
Jeff Ornstein - Superior Industries – CFO
I think that’s a fair statement. But again it’s a theoretical question so it’s premature to start answering that. I think you know us well enough that we’re candid and we don’t like to make assertions that won’t come true later. We’d rather comment at a later date.
Brandon Ferrell - KeyBanc Investments – Analyst
Okay. Thanks a lot.
Operator
And our next question comes from Chris Ceraso of Credit Suisse.
Chris Ceraso - Credit Suisse – Analyst
Thanks, good morning, Jeff.
Jeff Ornstein - Superior Industries – CFO
Chris.
Chris Ceraso - Credit Suisse – Analyst
How much of the shipment decline in the first quarter was related to de-stocking inventory? You gave us a heads up about that on the last call.
Jeff Ornstein - Superior Industries – CFO
We reduced inventory by about 150,000 units. We shipped 150,000 units more than we actually produced. And we’ll continue that into the second quarter.
I recall the orders started declining as the quarter unfolded and continued to decline throughout the quarter. So we had to cut back on production.
How is some of those cutbacks slipped into the second quarter? So we’ll be producing less again in the second quarter.
The dollar inventory increase from the year-end is all aluminum increase in aluminum costs. As it, as, because we have a high turnover of inventory, most of the current aluminum cost is reflected in the balance sheet inventory. So inventory declined in units but decreased in dollars due to aluminum.
Chris Ceraso - Credit Suisse – Analyst
Okay. Trying to get a handle on this lag effect. Do you have an idea what sort of the average price for aluminum was for the wheels that you shipped in the quarter, either in dollar terms or in a percent change year-over-year? It wasn’t the most recent price some of the stuff came out of inventory, you have the lag effect. Do you know what I’m getting at?
Jeff Ornstein - Superior Industries – CFO
I know exactly what you’re getting at. And it’s something we try to analyze and make estimates at but it’s difficult, obviously. We do make internal estimates but we’d rather not share them with you.
Chris Ceraso - Credit Suisse – Analyst
Okay, fair enough. Let’s see. So a couple of people touched on this.
But if we’re thinking about the fourth quarter, just to recap some of the things that may get better than what you’re looking at in Q1 and Q2, the T900 pickups will start to ramp probably won’t be dealing with the costs in Mexico, the severance costs. It won’t be de-stocking inventory theoretically.
Any other important items to think about in terms of what the fourth quarter sort of the Delta versus how you’re running right now might look?
Jeff Ornstein - Superior Industries – CFO
It could potentially be some new business that we haven’t announced and that would be the last factor and it maybe it’s not in there.

Chris Ceraso - Credit Suisse – Analyst
Okay. Thanks a lot, Jeff.
Operator
And our next question comes from Michael Bruynesteyn from Prudential Equity.
Michael Bruynesteyn - Prudential Equity – Analyst
Could you tell us on the Fayetteville cut-backs what is the timing, the number of heads, the amount of wheel capacity you’ve taken out?
Jeff Ornstein - Superior Industries – CFO
I would say we reduced that wheel plant by about 40% of its capacity and we’re talking about 200 heads or so.
Michael Bruynesteyn - Prudential Equity – Analyst
Wow. Okay.
Jeff Ornstein - Superior Industries – CFO
It’s timing-wise, it’s, let’s see, today is May 4th. I would say, you know, it’s most of it is done this week, I would say tomorrow would be another day of some termination. So Van Nuys and Fayetteville will be done for sure by let’s say May 15th as a total outside day with some final couple final terminations going on
Michael Bruynesteyn - Prudential Equity – Analyst
Right. So the back half of the year should see us then running with 575 people less on the payroll and the full benefit of that will show in the second half?
Jeff Ornstein - Superior Industries – CFO
Yes. You know, could potentially be more as we look out. But yes, that for sure. And that’s on a continuing operations basis. Not including the, any of the people at the component business.
Michael Bruynesteyn - Prudential Equity – Analyst
Okay. And then, I don’t know if Mike is there for marketing or if you want to answer this question. Wards is showing a declining aluminum wheel penetration for GM and Ford. Are you guys seeing this reflected in your yourselves is that one of the drivers that’s bringing your sales down and if so, is there any reason to shift should reverse?
Jeff Ornstein - Superior Industries – CFO
Mike is in Detroit selling aluminum wheels. But the answer is no, we at times have trouble with Wards numbers by the way. We’ve been having a lot of difficult with Wards numbers.
There’s programs we know we have 100% installation rate on and the numbers don’t jive with ours. We call them and they’re not interested they say. We get the numbers from the car maker.
I would be hesitant to use the Ward numbers. We are definitely not seeing the reversal in the trend toward aluminum. There’s just absolutely no intuitive reason to believe that.
As I go to the gas station this morning, I live two blocks from that gas station that has the over $4 per gallon gas. I don’t go there, but the fact is that the automakers are faced with this tremendous pressure to reduce weight and no matter how you spruce up a steel wheel, it’s still a steel wheel underneath, Michael, and it’s very heavy and it translates to higher gas consumption.
So in fact it’s quite the opposite. The drive has been to lower the cost of aluminum wheels which they obviously have accomplished by lowering our prices. And secondly, to seek lower-cost aluminum alternatives and one very perfect example of that is something called a cladding as you know, where instead of a chrome wheel, that’s why our chrome business is pretty much getting very, very weak, they’re putting on a plastic clad. But over an aluminum core.
So you got to start with a lighter core, a lighter wheel and then do a stylized cover or stylized option. But lower cost one on an aluminum wheel. So we don’t see any letup, all the 900s are very high installation of aluminum.
Michael Bruynesteyn - Prudential Equity – Analyst
Great. And how many wheels is Superior buying from China on an annualized basis and what’s the outlook for that trade?

Jeff Ornstein - Superior Industries – CFO
I’m sorry, I’m confused. Superior doesn’t buy any wheels from China.
Michael Bruynesteyn - Prudential Equity – Analyst
Not buying any wheels from other Chinese aluminum wheel makers?
Jeff Ornstein - Superior Industries – CFO
No, that’s that – you talking about us being a tier one and buying a wheel from a Chinese wheel maker?
Michael Bruynesteyn - Prudential Equity – Analyst
Yes.
Jeff Ornstein - Superior Industries – CFO
No, that is not our practice.
Michael Bruynesteyn - Prudential Equity – Analyst
Okay, great. Thanks very much, Jeff.
Operator
And our next question comes from Jennifer Wallace with Summer Street Capital.
Jennifer Wallace - Summer Street Capital – Analyst
Hey, there.
Jeff Ornstein - Superior Industries – CFO
Hi, Jennifer how. are you?
Jennifer Wallace - Summer Street Capital – Analyst
I’m well, thanks. I have a couple of questions about a [inaudible] that just came out as well as a couple of questions current performance. The first I want to verify, you had talked about the market share decline. And the interpretation I took, which may or may not be correct and I’d like you to just confirm that. Is that it is almost intentional in the sense that you anticipate market share losses because you will be walking away from unprofitable contracts.
As a result, the contracts you have even if there’s a lower share, should be more attractive contracts in hand. Is that the right interpretation?
Jeff Ornstein - Superior Industries – CFO
I would agree with that interpretation. And GM T900 is a good example. Whereas before we would have taken the entire lineup of every single wheel and today we look at every wheel. If there’s a particular segment of it that we cannot be competitive, we don’t believe we can make money on we’ll stretch it as far as we can on a big program like that. It’s important to us. But you get to a point where there’s a particular wheel in that lineup and it just doesn’t make sense to you and you have to walk away from it, that’s correct.
Jennifer Wallace - Summer Street Capital – Analyst
Great. Thank you. The second question is with the share buybacks, this is a topic that you and Steve and I have discussed and has been a topic on several of the past conference calls.
As opposed to one of the other questioners who asked you about putting additional capital into the business, I’m coming at it from a different angle which is what are your thoughts about taking extra capital out of the business in the form of share repurchases or finding other ways to return capital to shareholders?
I understand that having an importance balance sheet is important to you and to Steve and to Lou, but $100 million with an [inaudible] company strikes me as a lot. When your company is selling at right around book, it would seem to me to be a very attractive way to return capital to shareholders. Not a ton, not levering up to do it but, you know, $25 million to do it.
Jeff Ornstein - Superior Industries – CFO
I appreciate your comment but have no new information to tell you about that question.
Jennifer Wallace - Summer Street Capital – Analyst

Okay. Now onto the proxy. The head count reduction and the reduction in manufacturing in Van Nuys, does that change the real estate requirements that you will have in California? Are you going to need [inaudible]?
Jeff Ornstein - Superior Industries – CFO
We’re still working through that. I think we’ve said in the past that they’ve done an analysis. We’re in pretty reasonably priced real estate here in California. As you know, it’s a lease. We’ve done some comparisons, what if for example, if we just had our corporate office here. What we’re paying is not obnoxiously excessive to a reasonably priced office complex in California. As you know, California’s pretty expensive to rent space.
Jennifer Wallace - Summer Street Capital – Analyst
Right. I’m thinking more about manufacturing and warehousing facilities.
Jeff Ornstein - Superior Industries – CFO
We don’t see a significant impact if, for example, we were to keep the corporate office here, which is our plan, in California versus the total lease of not using the factory behind us. But you’re right. I mean, clearly it could be subleased out as warehousing space or whatever.
We’re not at that point where we’re ready to make those decisions. I would say that just to alleviate any concerns you have, the California facility is the only one that’s leased. The rest are totally company-owned properties. And have been bought over the years, since 1987, and I’m sure they’re all in very good industrial areas and I’m sure there wouldn’t be any, there would be in fact appreciation in the event we had to dispose of portions or all of those real estate properties.
Jennifer Wallace - Summer Street Capital – Analyst
Okay. And if you did decide to sort of truly close down the manufacturing facilities in California or even the warehouses, are there any special payments, termination payments that you would owe? I guess I’m noticing they are there with other party transactions and I’m just curious whether there are any?
Jeff Ornstein - Superior Industries – CFO
No, none that would, be of eye-opening proportions, let’s put it that way. It would all be in the, in the couple million dollar ranges, the things we’ve been talking about. The severance, et cetera, it would be a timing factor but no. There’s no major —
Jennifer Wallace - Summer Street Capital – Analyst
Termination clauses or specialty payments?
Jeff Ornstein - Superior Industries – CFO
We do not have unions, we don’t have any clauses that cause for major terminations. In our lease in California, there is a provision for us to be able to get out of it at an appropriate time.
Jennifer Wallace - Summer Street Capital – Analyst
Okay, great. And then my final question is, on the topic of employment agreements, I may not have read this correctly, but if I had, it looks to me like you have entered into an agreement to pay Lou Borick $1.3 million a year for the next five years and then $800,000 a year for the next 10 years after that.
Jeff Ornstein - Superior Industries – CFO
No, we did not enter into an agreement. That’s an agreement that’s been on the books for 20 years? Probably maybe more. As long as I’ve been here, that’s been his quote retirement package which we’ve accrued for on the books. So by having Lou Borick assume only the role of chairman, that moneys that have already been accrued for are being charged to that accrual.
Jennifer Wallace - Summer Street Capital – Analyst
Okay. I don’t mean any disrespect. But it does —
Jeff Ornstein - Superior Industries – CFO
No, no the impact – it’s actual positive impact for the Company. Because he no longer draws a salary, if you will, that’s charged against the Company’s operations.
Jennifer Wallace - Summer Street Capital – Analyst
Right, but I mean —
Jeff Ornstein - Superior Industries – CFO
Retirement pay that been already accounted for.

Jennifer Wallace - Summer Street Capital – Analyst
Okay. Because it does sort of seem like double dipping in the sense that he’s a 13% owner and probably gets a couple million dollars in dividend payments, it just seems like a lot for a company that’s earning $1 million this quarter.
Jeff Ornstein - Superior Industries – CFO
I’m not going to comment on that.
Jennifer Wallace - Summer Street Capital – Analyst
Okay. Thank you.
Operator
And our next question comes from Bruce [Zedfar] of Advisory Research.
Bruce Zedfar - Advisory Research – Analyst
Thanks, hi, Jeff.
Jeff Ornstein - Superior Industries – CFO
Hi, Bruce.
Bruce Zedfar - Advisory Research – Analyst
I had just two questions, one, the tax accrual that was reversed, what exactly went on there? What happened with the statute? Could you just give a little more detail on that?
Jeff Ornstein - Superior Industries – CFO
Let me just say that Superior, along with most other companies are going through a different sort of tax accounting. The SEC decided that the tax area was the one area where companies were still kind of having, I don’t want to use the word slush funds, but let’s call it overall reserves that weren’t clearly identified.
And about two years ago, new legislation, accounting legislation came out that talked about, okay, here’s the rules and they’re very specific. You do your provision and then you look at all your reserves and once you set ‘em, you can’t touch them until some very tangible, specific event occurs.
Let us assume we have a concern about a particular tax issue so we put a reserve on. And that year expires. In other words, or the auditors come in and audit and that issue gets resolved either favorably or less egregiously than we have previously reserved. Because you always want to reserve somewhat conservatively in a tax area, it’s an unknown area, obviously with an auditor comes in.
So basically what happens is a year fell off on a particular issue. And I rather not talk about it any more specifics than that. And a year went by where the audit disclosed that the reserve was some of the reserve was no longer required. Does that help clarify it?
Bruce Zedfar - Advisory Research – Analyst
I guess the follow-up would be why is it you can’t talk a little bit more about it?
Jeff Ornstein - Superior Industries – CFO
Well, because it’s, it would be a flag for our friends over at the Internal Revenue to come in next year and take a look at that area. The companies provide reserves for all sorts of controversial tax areas. And you never want to be in a position of putting a list together of what they are. That’s basically a road map for your tax auditor to come in and take a look at those areas.
Bruce Zedfar - Advisory Research – Analyst
Okay. The other question I had was, shareholders equity appeared to decline about $4 to $5 million from the end of 2005. I was wondering what the reason for the decline was given there was a small net income?
Jeff Ornstein - Superior Industries – CFO
Dividend payment that, you’re not, the impairment right now, just the dividend payment and very small income.
Bruce Zedfar - Advisory Research – Analyst
Okay. How much was the dividend payment in the first quarter?
Jeff Ornstein - Superior Industries – CFO

4.2 million.
Bruce Zedfar - Advisory Research – Analyst
All right, thanks. Appreciate it.
Jeff Ornstein - Superior Industries – CFO
You’re welcome.
Operator
And our next comes from Rob Nedwin from Royal Capital.
Rob Nedwin - Royal Capital – Analyst
Hi. How are you?
Jeff Ornstein - Superior Industries – CFO
Good.
Rob Nedwin - Royal Capital – Analyst
I just had a question about the balance sheet, given that you’re moving a lot of capacity to Mexico, which I think is a good thing for your future business.
You have in your 10-K you have about $600 million of gross PP&E and $75 million is construction and progress. I assume that’s Mexico. So the balance of it is, is the balance of it U.S. assets for the most part?
Jeff Ornstein - Superior Industries – CFO
About 170 million assets net book value are in the U.S.
Rob Nedwin - Royal Capital – Analyst
Okay. Are those assets now that you’re moving stuff to Mexico, do you anticipate having to review with your accountants once a year usually companies do that if you’re going to have to write down those or if you’re going to sell those? You’re not going to use them as much anymore.
Jeff Ornstein - Superior Industries – CFO
That’s a very good question. And let me just say that several years ago, it was very easy for a company to announce a restructuring realignment and put up a big reserve, real big number.
Rob Nedwin - Royal Capital – Analyst
Exactly, right.
Jeff Ornstein - Superior Industries – CFO
So I’m sure that’s what you’re referring to. Today, you can’t do that, unfortunately. It makes it harder for sure as you and investors to try to decide what the impact is going to be. Because much of what we do today has to be done in accordance with very strict criteria.
For example, some of that criteria we announce the closing of the restructuring of the Van Nuys plant, which involve 375 people which are being let go over the last 30 days or so, the severance is not allowed to be charged up front. And it’s the same, with the question you raise.
There are assets that we have identified that perhaps as part of our strategy might diminish in value. And there’s one of two situation that will take place. And that will clearly be a consideration going forward for Superior. But I cannot estimate fully what the impact of that is unfortunately. Because the one is the impairment rules which talk about cash flows.
So to the extent that you shut down a business or close it down or restructure it or make less capacity, if you still generating enough cash flow then you normally don’t have an impairment. Then it’s kind of an unusual test. The cash flow is very complicated. We spent a lot of time with this component business at year-end.
In the second issue is that if you idle a machinery equipment, what is your intention with regard to that, with that asset? Can you move it, is it feasible to move it to you, do you write it down to some liquidation value at auction or whatever? That’s basically the exercise we have to go with regard the excess equipment in Van Nuys. We have to write those assets down. That became an accelerated depreciation that appeared in the fourth and first quarter.

So I don’t mean to avoid your question but it’s a very good one and it’s something that Superior has to deal with. But unfortunately, in the future, we can’t give you a good estimate other than to say what I just said, which is we have 170 million of assets in the U.S.
Do I anticipate that 100% of those assets would be not utilized in the future? Absolutely not. Would half of them perhaps be at under consideration? Yes. Would some portion of that have to be written off, yes. That is a noncash charge. So it’s not as significant to the Company’s shareholder value as one might expect.
But you’re right. There will most likely as we go through the evaluation of our facilities and our footprint and our geographical move to lower costs, there will be some additional write-offs, noncash write-offs to the balance sheet.
Rob Nedwin - Royal Capital – Analyst
Got you. So just to bracket kind of what could happen, it could be, you know, zero dollars per share of book value gone, but if, you know, if half of it could only be $3 or $4 of book value per share it’s not a ton of money. And it’s all noncash.
Jeff Ornstein - Superior Industries – CFO
It’s a good way of saying it’s all noncash but it won’t be zero, that’s for sure. As you know, we need to move, we need to move on this over the next 18 to 24 months.
Rob Nedwin - Royal Capital – Analyst
I see, I see, okay. Great. Well, that was just one of my questions. As you can imagine, your stock is supported by your nice balance sheet, which I know you’re getting a lot of pressure to buy back stock. But the flip side if you’re going to be moving all that capacity to Mexico, one of your first questions today on the call was are you going to have to spend another $200 million, too? So it’s probably wise to have some cushion.
Jeff Ornstein - Superior Industries – CFO
Thank you.
Rob Nedwin - Royal Capital – Analyst
Thanks.
Operator
And our next question comes from Jonathan Steinmetz with Morgan Stanley.
Jonathan Steinmetz - Morgan Stanley – Analyst
Thanks. Good morning, Jeff.
Jeff Ornstein - Superior Industries – CFO
Hi, Jonathan.
Jonathan Steinmetz - Morgan Stanley – Analyst
I just had a few follow-ups on the revenue side. I can’t remember whether it was at our conference or the last call, but at some point I thought you had suggested that you thought second quarter shipments would be down in the neighborhood of about 5%. Today you said 10. So I’m just wondering a; am I accurate on that and b;, if I am, have you seen weakening of the schedules in the last few weeks with some of the sales that have just come out?
Jeff Ornstein - Superior Industries – CFO
Yes, yes, you’re accurate and yes, since the conference, there’s been a continuation of the downward trend in the ordering levels at the OEMs.
Jonathan Steinmetz - Morgan Stanley – Analyst
Is a lot of that on some of the Explorer and that kind of thing that has poor sales?
Jeff Ornstein - Superior Industries – CFO
Right, particularly on all the, all the models that I mentioned have the same trend in the second quarter and then the first. And then we continue to make estimates and they get worse as we go along.
Jonathan Steinmetz - Morgan Stanley – Analyst
Okay. And the second is longer-term on the revenue side. When you talk about losing some of the business, can you just characterize if it almost all to Asian competition or if not, where are some of the other companies based? And then when you think about if and I know this is a huge if, unit production from GM and Ford let’s say Chrysler were flat, do you still see a lot of revenue pressure, 5%, 10% kind of thing going forward or do we get better than that with some of the new wins? Let’s add a ‘07 versus ‘06.
Jeff Ornstein - Superior Industries – CFO
Well, I think you, you’re asking for forecasting which we’re not doing. But I would say that things should somewhat stabilize: a; because we’ve now taking these big drops in something like an Explorer. However, we see some new business on the horizon. And that’s what even makes it more difficult to forecast and decide, you know, how to reduce capacity. Because there’s clearly an upheaval in the domestic competitive base.
You know, Amcast appears to be out of business, Hayes, Alcoa, all the rest of them are getting to the point where they’re taking the same line as we, that these contracts just aren’t profitable. So we clearly see some wins coming. It’s just a question of being able to project whether those wins will overtake these major declines in some of these major programs. And, you know, that is some of our thinking today.
But we have to be somewhat realistic in that thinking and not, not take action that’s necessary in order to get the profitability up. So that’s why Steve’s kind of motto is shrink to grow because he feels our plan, from a planning discipline, we need to assume we won’t grow much and that we’ll take down the higher cost facilities to lower our cost.
Jonathan Steinmetz - Morgan Stanley – Analyst
And I know it’s a long question. On the first part, are any of the competitors based outside of Asia or is it pretty mush all Asia competitors who are taking the -
Jeff Ornstein - Superior Industries – CFO
Seems like it’s around the world now. It’s not large portions, but there’s a Korean wheelmaker, for example. That kind of thing. There’s a small Indian wheelmaker. So it’s the world. The big influence right now is China, however.
Jonathan Steinmetz - Morgan Stanley – Analyst
Okay. Thank you.
Jeff Ornstein - Superior Industries – CFO
You’re welcome.
Operator
And our next question comes from Adam Comora of EnTrust Cash. .
Adam Comora - EnTrust Cash – Analyst
I had a follow-up to another question which I’m trying to understand if I heard correctly. You were talking about walking away from some business, but it wouldn’t really come, it wouldn’t really be, we wouldn’t feel the impact of that until the back half of the year.
I guess my question is, you know, you give us a pretty good indication of what the second quarter might look like in terms of production volumes. But how much business did we walk away from in the third and fourth quarter? And could that overshadow what you’ve been talking about terms of GM T900 and some of the newer programs.
Jeff Ornstein - Superior Industries – CFO
Again, I’m not going to give a forecast for the rest of the year. But that’s kind of what I’ve said to the answer to the last question. We believe that the new business that we’ve taken on will offset or hopefully even be incremental to our total picture.
But it’s just too early to say right now, given in order to do that, we have to make a forecast of what our existing base of business does. Such as the F series, the Explorers, the Grand Cherokees, et cetera. And that’s the crystal ball and it’s very difficult to do. But we do know we’ve got some good additional business coming on.
Adam Comora - EnTrust Cash – Analyst
Okay. And where are we in terms of the planning process of another potential low-cost plant somewhere?
Jeff Ornstein - Superior Industries – CFO
We are in various stages of exploration. There have been physical visits made and there have been some preliminary discussions. As far as the next plant beyond the new Mexican plant, that’s your question?
Adam Comora - EnTrust Cash – Analyst
Yes.

Jeff Ornstein - Superior Industries – CFO
That’s where we’re at. There’s been some physical visits made and some tentative analysis being done currently.
Adam Comora - EnTrust Cash – Analyst
Okay. Thanks.
Jeff Ornstein - Superior Industries – CFO
You’re welcome.
Operator
And next we have a follow-up question from Darren Kimball of Lehman Brothers.
Darren Kimball - Lehman Brothers – Analyst
I think just about everything has been answered. Just one thing on the first quarter revenue.
I would guess that the wheel, we know what your shipments were down and we know what your total revenue was, and I was trying to bridge between that and the mix of wheel sizes, pricing, negative pricing year-over-year and then the aluminum pass-through, can you say anything about that?
Jeff Ornstein - Superior Industries – CFO
Well, I think you characterize the aluminum going up for sure. The prices, I would say, pretty stable, maybe slightly down as a result of some built-in productivity to contracts, and very small down and the mix going up as the wheel sizes get bigger.
Darren Kimball - Lehman Brothers – Analyst
Okay. So the wheel mix --
Jeff Ornstein - Superior Industries – CFO
Difference between the shipment decline and the revenue decline that is the 13% shipment decline, 9% revenue decline as the aluminum.
Darren Kimball - Lehman Brothers – Analyst
Okay. It’s predominantly the aluminum.
Jeff Ornstein - Superior Industries – CFO
And so the larger wheels kind of offset the lower pricing.
Darren Kimball - Lehman Brothers – Analyst
Would you see a similar gap in the second quarter? You know, a similar pass-through level on the aluminum?
Jeff Ornstein - Superior Industries – CFO
No reason to believe otherwise, yes. I think aluminum will start to catch up as we get into the third quarter.
Darren Kimball - Lehman Brothers – Analyst
Thanks again.
Operator
And we also have a follow-up question from Michael Bruynesteyn from Prudential Equity.
Michael Bruynesteyn - Prudential Equity – Analyst
Hi. Could I just follow up on what Darren just said. I mean on a revenue per unit basis we have it down 9% after adjusting for the aluminum. Which would suggest that mix is getting weaker or that the sizes might be coming down. Is that contrary to what you’re seeing? You said --
Jeff Ornstein - Superior Industries – CFO
No, no. Revenues have a lot of other elements in it that we don’t break out.
For example, we have a lower chrome business as you know, it’s declining. That’s a higher-priced wheel.
You have reimbursable development expenses that can change based on timing of particular efforts and contracts, et cetera.

So, no, I see that mix is continuing to increase and that that is being offset by small price declines. But that aluminum is accounting for the difference in the shipment versus revenue.
Michael Bruynesteyn - Prudential Equity – Analyst
And then when you look at bringing wheels from Hungary, how much different is the shipping cost there than it is to bring wheels I think you mentioned $8 to $12 last call from China.
Jeff Ornstein - Superior Industries – CFO
I think it’s a little bit less to bring wheels from Hungary than from China. But, you know, a lot of that has to do with capacity planning as well. If you have excess capacity in Hungary, you are absorbing overhead that offset the shipping costs.
Michael Bruynesteyn - Prudential Equity – Analyst
Yes, that’s kind of the Chinese manufacturers perspective too you would think, right?
Jeff Ornstein - Superior Industries – CFO
Right, exactly. But it works for us as well. If we have a fix factory cost thats able to make remember we expanded our Hungarian capacity and haven’t been able to fill it out because the European business has gotten softer. To the extent we fill that up it makes every wheel we produce in that plant less expensive per the incremental analysis.
Michael Bruynesteyn - Prudential Equity – Analyst
Right. Was there something in that plant in this quarter? It really fell off like 65% year-over-year for the JV earnings.
Jeff Ornstein - Superior Industries – CFO
The JV was really hit again by missing the aluminum catch-up. Because of the European pricing formulas are slower than the U.S.
Michael Bruynesteyn - Prudential Equity – Analyst
That’s a bit of an anomaly we should see somewhat of a recovery there?
Jeff Ornstein - Superior Industries – CFO
As the year goes on, we’re hoping that. We’re in negotiations with some of our customers now to explain to them what happened and that in some cases they’re appreciative of the fact that because of this anomaly in aluminum it makes sense to make an adjustment in a different way. So we’re hoping to get some relief there, yes.
Michael Bruynesteyn - Prudential Equity – Analyst
Thank you, Jeff.
Operator
And at this time there are no more questions in the queue. I’d like to turn the call back over to Mr. Ornstein for closing or additional remarks.
Jeff Ornstein - Superior Industries – CFO
No, just thanks everybody for your time. We appreciate your continued support during these difficult times. Thank you.
Operator
And that does conclude our conference. Thank you.